STATE OF GEORGIA
COUNTY OF FULTON

                         U.S. FRANCHISE SYSTEMS, INC.
                             EMPLOYMENT AGREEMENT

   This Employment Agreement (the "Agreement"), is made as of October 1, 1995, by and between U.S. FRANCHISE SYSTEMS, INC., a Delaware corporation having its principal place of business in Atlanta, Georgia (the "Company"); and NEAL K. ARONSON, an individual resident of the State of New York ("Employee"). This Agreement shall become effective upon the Effective Date. Company desires to employ Employee and Employee desires to be employed by Company, on the terms and conditions set forth in this Agreement. Accordingly, both parties, in consideration of the mutual and exchanged promises and agreements contained herein and of wages paid and services rendered hereunder, hereby agree as follows:

   Section 1. Definitions. For purposes hereof, the following terms shall be defined as follows:

   a. "Affiliate" shall mean, with respect to a specified entity, an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the entity specified. For purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract, or otherwise.

   b. "Cause" shall mean:

      (i) the conviction of or plea of guilty or nolo contendere by Employee of any felony;

      (ii) fraud, theft, embezzlement or intentional misappropriation by Employee of funds of the Company or the Group;

      (iii) repeated neglect of his duties hereunder (other than on account of Disability); provided, however, that Cause as defined in clause (iii) hereunder shall in no event mean:

          (a) bad judgment or incompetence;

          (b) negligence other than repeated neglect of duty;

          (c) dissatisfaction by the Company with the Employee's performance of his duties hereunder (other than as a result of any of the occurrences set forth in clauses (i), (ii) or (iii) set forth above) or a bona fide disagreement over corporate policy;

          (d) any act or omission believed by the Employee in good faith to have been in the interest of the Company (without intent of the Employee to gain therefrom, directly or indirectly, a profit to which the Employee was not legally entitled), unless such act or omission is in contravention of a lawful and reasonable direction of the Company's Board of Directors.

      (iv) a material breach of Employee's obligations pursuant to this Employment Agreement;

      (v) material breach of Employee's obligations pursuant to the Stockholders' Agreement.

Notwithstanding the foregoing, the Employee shall not be deemed to have repeatedly neglected his duties within the meaning of clause (iii) or materially breached his obligations under this Employment Agreement or the Stockholders'

Agreement within the meaning of clause (iv) or (v) above unless the Company gives written notice to the Employee thereof, and the Employee fails to remedy the matter within 15 days after receiving such notice.

   c. "Company Activities" shall mean the business of franchising in general and franchising, operating or managing hotels or motels and all operations, financial and marketing activities connected with that business.

   d. "Disability" shall be defined as the inability for a continuous period of six (6) months or for a total of six (6) months in any twelve (12) month period of Employee to render substantial services to the Company or to perform the daily functions required of such Employee due to accident, illness, sickness, or other physical or mental condition, as certified to the Company by a physician licensed to practice medicine in the State of Georgia.

   e. "Effective Date" shall be October 1, 1995.

   f. "Good Reason" means the occurrence of any one of the following events:

      (i) any material breach (which is not corrected in 30 days following written notice from the Employee to the Company specifying such breach) by the Company of its obligations under this Agreement, the Stock Purchase Agreement or the Stockholders Agreement (including, without limitation, (a) the refusal or failure of the Company to pay the compensation and/or benefits due under this Agreement, (b) any material diminution (without the Employee's consent), other than an insignificant or incidental diminution, in the Employee's duties, authority, responsibilities or reporting requirements (whether or not accompanied by a change in title), (c) the failure to elect the Employee to and continue his membership on the Board of Directors of the Company, or (d) the involuntary relocation of the Employee outside Atlanta, Georgia, or

      (ii) resignation by Employee at the written request of the Company which has been authorized by the Company's Board of Directors.

   g. "Group" shall mean the Company and any other Affiliate of the Company, including any subsidiary entity; and shall also include all other companies or entities under common management as Company even if not an Affiliate.

   h. "Noncompete Period" shall mean the period of Employee's employment with Company and a period of five (5) years after the date that Employee's employment with the Company terminates either for cause or due to resignation of Employee (other than for Good Reason).

   i. "Territory" shall be entire continental United States and Canada. The Territory shall include those countries, at the time of termination of Employee's employment hereunder, where the Company or the Group shall be selling franchises or operating hotels. Employee acknowledges that in his capacity as Chief Financial Officer of Company, he will be substantially involved in overseeing and conducting Company Activities in all geographic areas served by Company and he therefore agrees that the foregoing definition of "Territory" is fair and reasonable.

   j. "Year" shall mean the twelve calendar month period commencing on the Effective Date if dated as of the first day of a given calendar month, and as of the first day of the first calendar month immediately following if dated as of a date other than the first day of a given calendar month, and ending on the last day of the twelfth (12) full calendar month thereafter.

   Section 2. Employment

   a. Subject to the terms contained in this Agreement, Company hereby employs Employee and Employee hereby accepts such employment. Employee shall serve as Chief Financial Officer of the Company and certain of the members of the Group and shall serve and perform the duties, exercise the powers, have the authority given to Employee, all as provided pursuant to that certain Stockholders' Agreement among the Company, the Company's Stockholders and Employee dated September 29, 1995 (the "Stockholder Agreement") and that certain Stock Purchase Agreement between the Company and Employee dated September 29, 1995 ("Stock Purchase Agreement"), such Stock Purchase Agreement hereby made a part hereof, and perform those duties and exercise those powers which are consistent with those given to Employee pursuant to the Stockholders' Agreement and Stock Purchase Agreement, which may from time to time be assigned to or vested in him by the Board of Directors of the Company or the duly authorized committee thereof. Subject to his election or appointment as such, the Employee agrees to serve without additional compensation during the Term as a director and a member of any committees of the Board of Directors of the Company or any company within the Group, provided that the Employee is indemnified for serving in any and all such capacities on a basis no less favorable than provided to any other director of the Company or a member of the Group. The Company agrees to use its best efforts to cause the Employee to be elected and continued in office throughout the Term as a member of the Board of Directors of the Company and shall include him in the management slate for election as a director of the Company at every stockholders meeting or vote of the stockholders of the Company at which his term as a director would otherwise expire. The Company further agrees that if the Board of Directors of the Company shall appoint an executive committee, the Employee shall be elected to serve as a member of such committee.

   b. The parties acknowledge and agree that this Agreement and the obligations and benefits of the parties hereto are expressly made subject to and conditioned upon the ratification, adoption and approval of this Agreement by a majority of the Board of Directors of the Corporation. This Agreement has been negotiated in good faith by the Employee with the initial sole director of the Corporation, Mr. Neal K. Aronson, prior to the appointment of the full Board of Directors of the Corporation by its Stockholders; however, Mr. Aronson has reserved the final ratification, adoption and acceptance of this Agreement to the initial Board of Directors to be elected. Accordingly, the Employee agrees that he may not withdraw or rescind this Agreement until the earlier of: (1) the rejection of this Agreement by the Board of Directors of the Corporation (as elected pursuant to the Stockholders' Agreement) after due consideration, or (2) the ___ day of ____________, 1995, if it has not then been ratified, adopted and approved by the Board of Directors of the Corporation.

   c. During the Term and unless otherwise agreed with the Company, the Employee shall devote his primary attention to the performance of his duties and responsibilities on a substantially full time and exclusive basis during such business hours and such other periods and times as may be necessary for the proper performance of his duties.

   Notwithstanding any other provision to the contrary contained herein but consistent with the commitment to perform services for the Company on substantially a full time and exclusive basis, nothing in this Agreement is intended to preclude the Employee from devoting reasonable time to (i) serving on the boards of other entities (profit or not-for-profit), making public appearances, making speaking engagements, writing books or articles or other similar activities and retaining all compensation received from such activities; (ii) engaging in charitable and community activities; and (iii) managing his own investments.

   Section 3. Term.

   The term of Employee's employment hereunder (the "Term") shall commence on the Effective Date and unless earlier terminated as provided in Section 5 of this Agreement, Employee's employment hereunder shall continue for a period of ten (10) years from the Effective Date.

   Section 4. Compensation. During the Term, the Company shall provide to the
              Employee the following:

   a. A basic salary of U.S. $200,000 per year, payable bi-weekly in arrears, inclusive of any remuneration to which he may be entitled as an officer of the Company or any other company within the Group.

All deductions and taxes required to be withheld by the Company under the law of the United States and the State of Georgia shall be deducted from such basic salary;

   b. The basic salary referred to in this paragraph shall be subject to increase by the Company at annual intervals in the light of prevailing economic circumstances and the Employee's performance but in any event such annual increases shall be equal to the annual percentage increase in the Consumer Price Index for the same annual intervals. For the purpose of this Agreement, "Consumer Price Index" shall mean the Consumer Price Index for all Urban Consumers, U.S. City average compiled and published by the United States Department of Labor.

   c. Payment on behalf of the Employee of such sums as shall be required to maintain the following benefits on behalf of Employee:

      (1) Life Insurance. If available on commercially reasonable terms, the Company shall provide term life insurance coverage on Employee's life in an amount at least equal to $500,000.00. If available on commercially reasonable terms, such insurance shall be transferable to the Employee in the event of the termination of employment hereunder. Upon Company's request, Employee shall make himself available for physical or other related examination.

      (2) Health Insurance. If available on commercially reasonable terms, the Company shall provide executive health, dental and medical insurance covering Employee, Employee's spouse and Employee's dependents. If available on commercially reasonable terms, such insurance shall be transferable to the Employee in the event of the termination of employment hereunder.

      (3) Automobile Allowance. The Company shall provide the Employee with a monthly automobile allowance in the amount of $750.00.

   d. The Employee shall be eligible for participation in all employee welfare and benefit plans, programs and arrangements of the Company now or hereafter made available to senior executives of the Company, as such plans, programs and arrangements may be in effect from time to time (including, without limitation, each retirement plan, supplemental and excess retirement plans, annual and long-term incentive compensation plans, group life insurance, accident and death insurance, medical and dental insurance, sick leave, pension plans and disability plans); provided, however, the Employee shall not be eligible to participate in any stock option or other stock plans (except as is provided for or contemplated in the Stock Purchase Agreement and the Stockholders' Agreement). The Employee shall also be eligible to participate in the Company's executive perquisites in accordance with the terms and provisions of the arrangements as in effect from time to time for the Company's senior executives. To the extent permitted under all applicable plans, programs, arrangements, and benefits (including, without limitation, the benefits or plans in Section 4.c. hereof), benefits shall inure to the Employee's spouse and eligible dependents.

   e. Prompt reimbursement of all out-of-pocket expenses properly incurred by the Employee in the performance of his duties and as shall properly be incurred by him and vouched for in connection with the Company's business.

   f. The Employee shall be entitled to not less than five (5) weeks annual holiday (in addition to legal or national holidays at his location of work) in each Year.

   g. In addition to the basic salary set forth above, Employee shall be paid a performance bonus as follows: (i) Five Hundred Dollars ($500) for every franchise agreement executed by the Company or any company within the Group in a given Year up to one hundred fifty (150) franchises; and (ii) One Thousand Dollars ($1,000) for every franchise agreement executed by the Company or any company within the Group in such given year above the aforesaid 150. Such performance bonus shall be paid quarterly on last day of the month following the applicable quarter. For the purposes of this Section 4.g, such performance bonus for $500 or $1,000 per executed franchise agreement shall be payable on a proportionate basis to the extent that the Company or any company within the Group receives payment of initial franchise or similar fees ("Initial Fee") from a franchisee (based on 100% of an Initial Fee equaling $30,000).

   Section 5. Termination.

   Notwithstanding anything contained herein to the contrary, this Agreement may be terminated at any time by either party in accordance with the following terms:

   a. Death. In the event of Employee's death, this Agreement shall terminate immediately, provided, however, the Company shall be obligated to pay within thirty (30) days of Employee's death to Employee's family or estate a lump sum payment equal to the basic salary, unused vacation time (not to exceed five (5) weeks), and performance bonus actually earned or accrued as of the date of Employee's death, and Company shall for a period of twelve (12) months from the date of death continue for the benefit of the Employee's spouse and dependents all of Employee's benefits in effect at such time (if available under the plans).

   b. Disability. In the event the employment of Employee is interrupted due to the Disability of such Employee, the basic salary and other benefits payable to such Employee shall be continued by the Company for a period of six (6) full calendar months from the date of last regular employment. Should such Disability continue thereafter, no additional salary, performance bonus, fringe benefits, or other benefits shall be paid to such Employee, and the Company shall have the right to terminate this Agreement upon written notice to Employee. During the period of his Disability (including any period after the date of termination), the Employee shall be entitled to continued participation for himself, his spouse and his dependents Employee's benefits (including without limitation) those under the Company's health and welfare plans and to continued participation in all the Company's employee benefit plans all to the extent permitted under the plans, and all vested rights which the Employee may have shall remain in full force and effect. Upon request, the Employee shall submit to tests and examinations by a physician on behalf of the Company. In the event of disagreement of the two physicians, the two shall select a third physician whose determination shall be deemed conclusive.

   c. Termination Without Cause or For Good Reason. If Company terminates Employee's employment hereunder without Cause or Employee resigns for Good Reason, Company shall be obligated to pay all basic salary, fringe benefits, unused vacation time, and performance bonus accrued as of the date of termination, and shall thereafter continue to pay Employee's base salary and fringe benefits for three years following the effective date of termination of employment. Company shall have the option of paying the remaining contract amount in a single lump sum (discounted using the then applicable SunTrust Bank prime rate) or in regular installments over the remaining term of the Agreement. Any performance bonus shall accrue through the Year including the date of termination. During the Term (including the three-year period after the effective date of such termination), the Employee shall be entitled to continue participation for himself, his spouse and his dependents under the Company's health and welfare plans and to continued participation in all of the Company's employee benefit plans, and all vested rights which the Employee may have shall remain in full force and effect and shall be deemed vested.

   d. Resignation. In addition to Employee's right to resign for Good Reason, after the first five (5) years of term of this Agreement and provided the Preferred Stock issued by Company as contemplated by the Stockholders' Agreement has been redeemed, Employee may resign from employment hereunder at any time by providing Company with written notice at least six (6) months in advance of the effective date of the resignation. If Employee resigns without Good Reason, Company shall pay the basic salary, unused vacation time, and performance bonus actually earned or accrued through the effective date of resignation but shall have no further obligations under this Agreement whatsoever. Without limitation, if Employee shall resign without Good Reason during the first five (5) years of this Agreement, the Employee shall not be liable for any consequential damages or damages for loss of economic opportunity or profits to the Company.

e. Termination for Cause. Company may terminate this Agreement and Employee's employment hereunder immediately for Cause. If Company terminates Employee for Cause, Company shall be obligated to pay Employee's basic salary, fringe benefits, and performance bonus accrued only through the effective date of termination and shall not be responsible to pay any other amounts or provide any other benefits thereafter.

   Section 6. Other Provisions Governing Termination.

   The Employee shall not be required to mitigate amounts payable pursuant to
Section 5 by seeking other employment or otherwise. The Employee's acceptance of other employment during the Term shall not, directly or indirectly, diminish or impair the amounts payable by the Company pursuant to Section 5.

   Section 7. Nondisclosure of Trade Secrets and Confidential Information.

   a. Trade Secrets Defined. As used in this Agreement, the term "Trade Secrets" shall mean all secret, proprietary or confidential information regarding Company, Company activities or Company Affiliates, or any member of the Group of which Company is a part, including any and all information not generally known to, or ascertainable by, persons not employed by Company or the Group, the disclosure or knowledge of which would permit those persons to derive actual or potential economic value therefrom or to cause economic or financial harm to Company or its affiliates. Such information shall include, but not be limited to, customer lists, customer billing information, technical information regarding Company products, prices paid by customers, purchase and supply information, current and future development and expansion or contraction plans of Company or its affiliates, sales and marketing techniques, information concerning personnel assignments and operations of Company or its affiliates and matters concerning the financial affairs, future plans and management of Company or Affiliates. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company or Affiliates. This definition shall not limit any definition of "trade secrets" under state or federal law.

   b. Nondisclosure of Trade Secrets. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Employee shall not (except where Employee believes in good faith that disclosure is in furtherance of his employment hereunder) directly or indirectly transmit or disclose any Trade Secret of Company or of any affiliate of Company to any person, concern or entity, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior consent of Company.

   c. Confidential Information Defined. As used in this Agreement, the term "Confidential Information" shall mean all information regarding Company, Company's affiliates, Company's activities, Company's business or Company's customers that is not generally known to persons not employed by Company but that does not rise to the level of a Trade Secret and that is not generally disclosed by Company practice or authority to persons not employed by Company Affiliates. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company.

   d. Equipment, Records, Papers or Documents. All equipment, records, papers and documents kept or made by, or supplied to, the Employee relating to the business of the Company or any member of the Group, shall be and remain the property of such member of the Group, and on the termination of the Employee's employment hereunder, shall, so far as they are in possession, be delivered to the Company.

   e. Nondisclosure of Confidential Information. Throughout the term of this Agreement and for a period of five (5) years after the date this Agreement terminates for any reason, Employee shall not (except where Employee believes in good faith that disclosure is in furtherance of his employment hereunder) directly or indirectly transmit or disclose any Confidential Information to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for himself or for others, without the prior consent of Company.

f. Injunctive Relief. Employee acknowledges that the nondisclosure covenants contained in this Section are a reasonable means of protecting and preserving Company's interest in the confidentiality of this information. Employee agrees that any breach of these covenants will result in irreparable damage and injury to Company and that Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Employee also agrees that any such injunctive relief shall be in addition to any damages that may be recoverable by Company.

   g. Enforceability of Covenants. Employee and Company agree that Employee's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Company to perform its obligations under any provision of this Agreement shall not constitute a defense to the enforceability of these nondisclosure covenants.

   Section 8. Noncompetition and Nonsolicitation Covenants.

   a. Special Value of Employee Services. The parties acknowledge:

      (1) that Employee is employed under this Agreement in connection with the formation of the Company as a new business enterprise in which Employee has been given the opportunity to acquire a significant ownership interest;

      (2) that Employee's services under this Agreement require special expertise and talent in the area of operations, sales, franchising, marketing and management, and that such experience has been and will continue to be built up over the years, including Employee's period of employment with Company;

      (3) that Employee will be a management employee and will be well-compensated under this Agreement for the expertise and knowledge he has obtained and will obtain;

      (4) that pursuant to this Agreement, Employee will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information, Trade Secrets and Company goodwill and that Company is placing him in such position and giving him access to such information in reliance upon his not competing against Company, not soliciting Company's customers, not using Company's goodwill for his own benefit or for the benefit of others, except Company and Affiliates, and not recruiting Company's employees during the time periods set forth below; and

      (5) that due to Employee's special experience and talent, the loss of Employee's services to Company under this Agreement cannot reasonably or adequately be fully compensated solely by damages in an action at law.

   b. Employee's Covenants. In consideration of the compensation and benefits being paid and to be paid by Company to Employee hereunder, Employee hereby agrees that, during the Noncompete Period, he shall not, in any manner (other than as an employee of or a consultant to Company or Affiliate), directly or indirectly:

      (1) engage in Company Activities or have any equity or profit interest in any person or entity, other than Company or an Affiliate of Company, or any member of the Group, that engages in the Company Activities within the Territory; provided however, Employee may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or listed on the NASDAQ National Market (including, without limitation, in Employee's current employer or an affiliate or such employer) if Employee is not a controlling person of, or a member of a group which controls, such person or Employee does not, directly or indirectly, own 5% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 5% or more of any class of equity securities, of such person and provided further that Employee may enter the employ of, or render consulting or other service to, a corporation or other person engaged in diversified businesses that derives less than 5% of its annual revenues from the Company Activities, so long as Employee is not employed in, or does not render consulting or other services to, the division of such corporation or other person engaged in the Company Activities except for incidental services rendered pursuant to his position with such person; or

      (2) employ or seek to employ, on his own behalf or on behalf of any other person or entity other than Company, any Affiliate of Company, or any member of the Group, any person who was employed within the Territory by Company or any member of the Group during Employee's employment with Company.

      (3) induce or attempt to induce any franchisee or supplier of Company, an Affiliate of Company, or any member of the Group from terminating their contractual relationship with Company, such Affiliate or member.

   c. Injunctive Relief. Employee acknowledges that the above covenants are a reasonable means of protecting and preserving Company's goodwill, its investment in Employee and its other legitimate business interests. Employee agrees that any breach of these covenants will result in irreparable damage and injury to Company and that Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Employee also agrees that any such injunctive relief shall be in addition to any damages that may be recoverable by Company.

   d. Enforceability of Covenants. Employee and Company agree that Employee's obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of these covenants.

   Section 9. Enforcement of Restrictive Covenants.

   Employee acknowledges that the nondisclosure and noncompetition covenants contained in this Agreement are a reasonable means of protecting and preserving Company's interest in the confidentiality of its information, of protecting Company's legitimate business and financial interests, including future plans, and of preserving Company's investment in Employee. Employee agrees that any breach of these covenants will result in irreparable damage and injury to Company and that Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

   Section 10. Indemnification. The Company shall indemnify the Employee to the maximum extent permitted by applicable law and the Company's charter and by-laws as currently in effect (copies of which have heretofore been provided to the Employee) against all costs, charges and expenses (including, without limitation, legal fees or the provision of counsel by the Company) incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his entering into this Agreement or his being an officer, director or employee of the Company or the Group whether or not such action, suit or proceeding is brought during the Employee's employment by the Company. The Company will reimburse Employee for all reasonable legal fees and disbursements incurred by Employee in connection with the negotiation and preparation of this Agreement and all reasonable fees and disbursements incurred by Employee in connection with any dispute over the enforcement by Employee of his rights under this Agreement, but only if Employee prevails in such dispute.

   Section 11. Notice. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) on the business day following the day such notice or other communication is sent by recognized overnight courier, (c) on acknowledgment of the receipt of a facsimile of such notice or other communication, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

      If to the Company:

      U.S. Franchise Systems, Inc.
       ATTN: Michael A. Leven
       13 Corporate Square
       Suite 250
       Atlanta, Georgia 30329

      If to the Employee:

      Neal K. Aronson
       196 East 75th Street
       Apt. 19-C
       New York, New York 10021

   Section 12. Miscellaneous.

   a. Severability. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Company and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws. Without limitation of the other agreements contained in this Section, this provision shall be considered to be Employee's express consent to modification of any restriction or provision that is deemed to be overbroad or otherwise unreasonable in scope.

   b. Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

   c. Governing Law. This Agreement shall be deemed to be made in and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia (without giving effect to the conflict of law principles thereof). No provision of this Agreement or any related documents shall be construed against, or interpreted to the disadvantage of, any party hereto, by any court or any governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

   d. Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and this is the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes any former agreements, correspondence, or other communication governing the same subject matter. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

   e. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:                                EMPLOYEE:

U.S. FRANCHISE SYSTEMS, INC.,
a Delaware corporation

By: /s/ Michael A. Leven                /s/ Neal K. Aronson
                                        (SEAL)
    MICHAEL A. LEVEN, CEO               NEAL K. ARONSON

Oct. 4, 1995                            October 4, 1995

DATE                                    DATE